Exhibit 99.1

FOX CORPORATION STATEMENT ON ARBITRATION RULING

New York, NY and Los Angeles, CA – November 4, 2022 - Fox Corporation (Nasdaq: FOXA, FOX; “FOX” or the “Company”) today made the following statement in response to the arbitration ruling issued by the Judicial Arbitration and Mediation Services (JAMS) deciding the claims FOX filed against Flutter Entertainment plc (“Flutter”) last year.

“FOX is pleased with the fair and favorable outcome of the Flutter arbitration. Flutter cannot pursue an IPO for FanDuel without FOX’s consent or approval from the arbitrator. FOX has a 10-year call option that expires in December 2030 to acquire 18.6% of FanDuel for $3.72 billion, with a 5% annual escalator. FOX has no obligation to commit capital towards this opportunity unless and until it exercises the option. This optionality over a meaningful equity stake in the market leading U.S. online sports betting operation confirms the tremendous value FOX has created as a first mover media partner in the U.S. sports betting landscape.”

About Fox Corporation

Fox Corporation produces and distributes compelling news, sports, and entertainment content through its primary iconic domestic brands, including FOX News Media, FOX Sports, FOX Entertainment and FOX Television Stations, and leading AVOD service Tubi. These brands hold cultural significance with consumers and commercial importance for distributors and advertisers. The breadth and depth of our footprint allows us to deliver content that engages and informs audiences, develop deeper consumer relationships, and create more compelling product offerings. FOX maintains an impressive track record of news, sports, and entertainment industry success that shapes our strategy to capitalize on existing strengths and invest in new initiatives. For more information about Fox Corporation, please visit www.FoxCorporation.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook” and similar expressions are used to identify these forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to uncertainty and changes in circumstances. These statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements.

More detailed information is contained in the documents the Company has filed with or furnished to the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

Statements in this press release speak only as of the date they were made, and the Company undertakes no duty to update or release any revisions to any forward-looking statement made in this press release or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events or to conform such statements to actual results or changes in the Company’s expectations, except as required by law.

Contacts:

Brian Nick

310-369-3545

brian.nick@fox.com

Lauren Townsend

310-369-2729

lauren.townsend@fox.com